UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2007

Gensym Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-2796	04-2932756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52 Second Avenue Burlington, MA	01803-4411
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 265-7100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2007, the Compensation and Corporate Governance Committee of Gensym Corporation recommended and Gensym’s Board of Directors approved, and on September 20, 2007 Gensym entered into, an amended and restated severance benefits agreement with Stephen D. Allison, Gensym’s Chief Financial Officer. This agreement amends and restates in its entirety the severance benefits agreement between Gensym and Mr. Allison entered into on June 7, 2007.

Under the terms of the amended and restated severance benefits agreement, Mr. Allison’s employment with Gensym will terminate on the earlier to occur of (1) the closing of the merger contemplated by the Agreement and Plan of Merger, dated August 13, 2007, by and among Versata Enterprises, Inc., GN Acquisition, Inc. and Gensym, pursuant to which Gensym will become a wholly-owned subsidiary of Versata Enterprises, and (2) February 28, 2008, such earlier date being referred to as the Separation Date. Following the termination of his employment, Mr. Allison will receive severance payments, in installments in accordance with Gensym’s regular payroll practices, equal to $723.08 multiplied by the number of business days from his Separation Date until February 28, 2008. Gensym will also provide and pay for Mr. Allison’s current medical insurance coverage under Gensym’s current group medical insurance plan until March 1, 2008. Upon the termination of his employment, Mr. Allison will also be eligible to receive a bonus payment equal to twenty percent of the regular base salary he earned between September 1, 2007 and the Separation Date.

Mr. Allison is not entitled to the severance benefits discussed above if his employment is terminated by Gensym for cause (as defined in the amended and restated severance benefits agreement), as a result of his death or disability or due to his own resignation. Mr. Allison’s amended and restated severance benefits agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and the information set forth therein is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENSYM CORPORATION

Date: September 21, 2007	By:	/s/ Robert B. Ashton
	Name:	Robert Ashton
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance Agreement, dated September 20, 2007, between Stephen D. Allison and Gensym Corporation